GVI SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-122314

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated April 20, 2005)

This is a prospectus supplement to our prospectus dated April 20, 2005 relating to the resale from time to time by selling stockholders of up to 61,681,351 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and convertible securities. On January 26, 2005, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Form 8-K is attached to and a part of this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered by the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 3 of the prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is January 26, 2006.

Item 1.02. Termination of a Material Definitive Agreement

On January 24, 2006, we received notice from Samsung Electronics that Samsung had terminated the distributor agreement with us under which we were Samsung’s exclusive distributor of video surveillance and security products to professional end users, installers and resellers. In its notice, Samsung indicated it will continue doing business with us under a revised contract, albeit on a non-exclusive basis. Samsung informed us that its current policy is not to be a party to exclusive distribution arrangements, which we believe is the primary reason Samsung terminated its agreement with us. Samsung was entitled to terminate the distributor agreement because we did not purchase the minimum amounts required to be purchased thereunder during the 2005 calendar year.

We believe that Samsung will continue to supply us with sufficient security products to meet our needs and the needs of the professional end users, installers and resellers who purchase security products from us, and that demand from our customers will not be materially affected by the termination of our exclusive contract with Samsung. As before, we will continue to distribute a full line of security products manufactured by manufacturers other than Samsung.